UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2011

IVANHOE ENERGY INC.

(Exact name of registrant as specified in its charter)

Yukon, Canada	000-30586	98-0372413
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Suite 654 – 999 Canada Place
Vancouver, BC, Canada	V6C 3E1
(Address of Principal Executive Office)	(Zip Code)
(604) 688-8323

(Registrant’s telephone number, including area code)
Not Applicable

(Former Name or Former Address, If Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14A-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On December 14, 2011, Ivanhoe Energy Inc. (“Ivanhoe Energy” or the “Company”) announced the appointment of Mr. Carlos Cabrera as Executive Co-Chairman of the Company, effective as of December 12, 2011.

Mr. Cabrera, age 60, has been a director of the Company since May 2010 and, prior to this appointment, served as a member of the Audit, Nominating and Corporate Governance and Compensation and Benefits Committees of the Company.  From 2009 to 2011, Mr. Cabrera served as President and Chief Executive Officer of the National Institute of Low Carbon and Clean Energy (NICE) based in Beijing, China.  From 1973 to 2009, Mr. Cabrera held various managerial and technology positions at UOP LLC, a Honeywell company, including serving as its President and Chief Executive Officer in 2006-2009 and as its Chairman in 2009.  Mr. Cabrera also serves as a Distinguished Associate to the World Energy Consultancy Firm FACTS and serves on the Global Advisory Board of the University of Chicago Booth School of Business.  During Mr. Cabrera’s 38 years in the refining and petrochemicals industry, he has been granted seven U.S. patents, authored numerous publications and frequently serves on industry panels as a recognized business and technical leader.  He has a Bachelor of Science degree in chemical engineering from the University of Kentucky and a Master’s degree in business administration from the University of Chicago.  Mr. Cabrera brings to the Company extensive experience in petroleum refining, gas processing and petrochemical production as well as international business development and senior executive management experience.

The Company and Mr. Cabrera have entered into an employment agreement effective as of December 12, 2011 (the “Employment Agreement”).  Under the Employment Agreement, Mr. Cabrera receives an initial base salary of U.S.$550,000 per year (the “Base Salary”), subject to annual reviews and, as appropriate in connection with his performance reviews, increases as determined by the Board of Directors of the Company (the “Board”) in its discretion on the advice of the Compensation Committee of the Board.  Mr. Cabrera is also eligible for discretionary performance bonuses under the Company’s incentive plans.  Such bonus awards are determined by the Board in its discretion on the advice of the Compensation Committee of the Board.  Mr. Cabrera received an initial grant of incentive stock options exercisable to purchase up to 650,000 common shares of Ivanhoe Energy pursuant to the Company’s Employees’ and Directors’ Equity Incentive Plan (the “Plan”) at an exercise price of CAD$0.92 per common share determined in accordance with the terms of the Plan.

In the event that a Change of Control (as such term is defined in the Employment Agreement) occurs and the Employment Agreement is terminated by

Ivanhoe Energy within 12 months of such Change of Control, Mr. Cabrera will be entitled to receive a lump sum cash payment equal to the product of: (A) two (2) multiplied by (B) the sum of (1) Mr. Cabrera’s then current Base Salary and (2) the average of the two highest value aggregate annual performance bonuses paid to Mr. Cabrera by the Company during the two completed fiscal years of the Company in which Mr. Cabrera was employed by the Company that preceded the date of such termination.

The Company is not aware of any relationships or related transactions between Mr. Cabrera and the Company and its respective affiliates required to be disclosed pursuant to the Securities and Exchange Act of 1934, as amended.

The above description of the Employment Agreement is a summary and does not purport to be complete, and is qualified in its entirety by the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference into this item.

On December 14, 2011, the Company also announced that Mr. Robert Friedland has relinquished his role as Chief Executive Officer of the Company and Mr. Robert Abboud has stepped down as Co-Chairman of the Board. Mr. Friedland will continue to serve as Executive Co-Chairman of the Company and Co-Chairman of the Company’s Asia-focused subsidiary, Pan-China Resources Ltd. Mr. Abboud will remain as Independent Lead Director of the Board.

On December 14, 2011, the Company also announced that Mr. David Dyck will continue to serve as President and Chief Operating Officer of the Company and as President and Chief Executive Officer of Ivanhoe Energy Canada Inc., a subsidiary of the Company.

Finally, on December 14, 2011, the Company announced that the Executive Committee of the Board was adjusted to be composed of Mr. Cabrera, as Chairman, Mr. Friedland, Mr. Dyck, Mr. Abboud, Mr. Howard Balloch and Mr. Peter Meredith.

The press release announcing the aforementioned appointments and resignations is attached hereto as Exhibit 99.1 and is incorporated by reference into this item.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

	EXHIBIT NO.	DESCRIPTION

	10.1	Employment Agreement effective as of December 12, 2011, between Ivanhoe Energy Inc. and Mr. Carlos Cabrera.

	99.1	Press release of Ivanhoe Energy Inc. dated December 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  December 16, 2011

IVANHOE ENERGY INC.

By:	/s/ Beverly A. Bartlett
Name: Beverly A. Bartlett
Title: Vice President and Corporate Secretary

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

10.1	Employment Agreement effective as of December 12, 2011, between Ivanhoe Energy Inc. and Mr. Carlos Cabrera.

99.1	Press release of Ivanhoe Energy Inc. dated December 14, 2011.